Exhibit 99.1

    Stephen C. Held Named President, Southwest Water Services Group

    LOS ANGELES--(BUSINESS WIRE)--April 11, 2006--Southwest Water Company (NASDAQ:SWWC) today announced the promotion of Stephen C. Held to President, Southwest Water Services Group. Held, 55, assumes his new duties from Peter J. Moerbeek, who remained the operating segment president when he was promoted to president of Southwest Water Company in 2004.
    "During his 14 years with Southwest Water Company, Steve has shown himself to be a strong leader and team builder," said Peter J. Moerbeek, president and chief operating officer of Southwest Water Company. "I know that with Steve's leadership, the Services Group will continue to improve its operational and financial performance."
    Commenting on his new position, Held said, "I am looking forward to this opportunity to work closely with all of our Service Group operating companies. I know that we have a great team and together we can continue to build on our strong reputation as a leader in providing cost-effective operations while ensuring the highest level of service and regulatory compliance."
    Held joined Southwest Water in 1991 as General Manager of ECO Resources, Houston. In 1992, he became General Manager of the Austin office and was promoted to Regional Vice President in 1997. Prior to joining Southwest Water he was Administrator for the City of Biloxi, Mississippi and has over 20 years of experience in management and business development.
    Southwest Water's Services Group consists of operating companies that provide water and wastewater systems operations, maintenance and management for municipalities and governmental agencies from California to Georgia. The group is headquartered in Sugar Land, Texas.

    Southwest Water Company provides a broad range of services including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.



    CONTACT: Southwest Water Company
             DeLise Keim, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com